Exhibit 99.1

a publicly traded company (VPCOD)

Investor Contacts:

Gina Hicks

Chief Financial Officer

Phone: 888-482-7671

ghicks@vpco.com

Vapor Corp. Enters Into Third Amended and Restated Standstill Agreements With Holders Of Its Series A Warrants

DANIA BEACH, Fla., May 3, 2016 /PRNewswire/ — Vapor Corp. (OTCQB: VPCO) (the "Company"), a leading U.S.-based distributor and retailer of vaporizers, e-liquids, e-cigarettes and e-hookahs, announced today that the Series A Warrant Standstill Agreements (the “Amended Standstill Agreements”) have been amended and restated pursuant to which, among other things, each holder (each, a “Holder”) of the Series A Warrants agreed not to exercise their Series A Warrants pursuant to the "cashless exercise" provisions of the Series A Warrants prior to the earlier of (1) June 2, 2016, or (2) the date the Company completes its previously approved reverse stock split (the “Standstill Date”). Pursuant to the terms of the Amended Standstill Agreements, in the event the reverse stock split does not occur prior to June 2, 2016, the Holders agree to receive only common stock (and not cash) pursuant to any exercise of their Series A Warrants until the date of the reverse stock split. For the period through the Standstill Date, the number of Series A Warrants the Holders would have been permitted to exercise will roll over and cumulate and will be exercisable after the Standstill Date. More than 85% of the Series A Warrants are subject to the Amended Standstill Agreement.

About Vapor Corp.

Vapor Corp. is a U.S. based distributor and retailer of vaporizers, e-liquids and electronic cigarettes. It recently acquired the retail store chain "The Vale Store" as part of a merger with Vaporin, Inc. The Company's innovative technology enables users to inhale nicotine vapor without smoke, tar, ash or carbon monoxide. Vapor Corp. has a streamlined supply chain, marketing strategies and wide distribution capabilities to deliver its products. The Company's brands include VaporX®, Krave®, Hookah Stix® and Vaporin™ and are distributed to retail stores throughout the U.S. and Canada. The Company sells direct to consumer via e-commerce and Company-owned brick-and-mortar retail locations operating under "The Vape Store" brand.

3001 Griffin Road | Ft. Lauderdale, FL 33312 | Phone: 1.888.766.5351 | Fax: 1.888.882.7095
www.vapor-corp.com

a publicly traded company (VPCOD)

Safe Harbor Statement

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995: The Material contained in this press release may include statements that are not historical facts and are considered "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Vapor Corp.'s current views about future events, financial performances, and project development. These "forward-looking" statements are identified by the use of terms and phrases such as "will," "believe," "expect," "plan," "anticipate," and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Vapor's expectations. These risk factors include, but are not limited to, the risks and uncertainties identified by Vapor Corp. under the headings "Risk Factors" in its latest Annual Report on Form 10-K. These factors are elaborated upon and other factors may be disclosed from time to time in Vapor Corp.'s filings with the Securities and Exchange Commission. Vapor Corp. expressly does not undertake any duty to update forward-looking statements.

3001 Griffin Road | Ft. Lauderdale, FL 33312 | Phone: 1.888.766.5351 | Fax: 1.888.882.7095
www.vapor-corp.com